Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
NuStar GP, LLC:

We consent to the use of our reports with respect to the consolidated balance sheets of NuStar Energy L.P. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows, and partners’ equity and mezzanine equity for each of the years in the three-year period ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference herein.
/s/ KPMG LLP

San Antonio, Texas
April 24, 2019